Exhibit 10.50

AMENDMENT TO AGREEMENT

     This Amendment to Agreement, which is effective as of January 27, 2006, shall amend the November 1, 2005 Agreement into by and between Mercury Interactive Corporation (“Mercury”) and Amnon Landan (“Landan”), a copy of which is attached hereto. Except as amended, the November 1, 2005 Agreement shall remain in full force and effect.

     WHEREAS, the Special Committee has not yet determined whether the stock options previously granted to Landan to purchase Mercury common stock that currently are outstanding and vested (“Landan’s Options”) are valid and enforceable;

     In consideration of the covenants undertaken and contained herein, the adequacy of which is herein acknowledged, the parties agree as follows:

     1. The term of Landan’s Options will be extended until 5:00 p.m. California time on July 15, 2006.

     2. Landan will not exercise Landan’s Options prior to June 15, 2006, unless the Special Committee gives notice to Landan before June 15, 2006 that it has concluded that Landan’s Options are valid and enforceable. Landan acknowledges that Mercury makes no representation as to the tax treatment of Landan’s Options and that he will be responsible for any tax obligations that may arise there from.

     3. Landan acknowledges and agrees that (i) Landan will return to Mercury for cancellation the option to acquire 700,000 Shares with a record grant date of January 8, 2001, (ii) the option to acquire 322,680 Shares with a record grant date of January 9, 1998 will have an exercise price of $8.75 per share, (iii) the option to acquire 120,000 Shares with a record grant date of July 15, 1999 will have an exercise price of $21.94 per share, and (iv) the option to acquire 700,000 Shares with a record grant date of January 22, 2002 will have an exercise price of $36.43 per share. The parties understand that, as a result of these actions, Mercury will not incur any accounting charges as a result of the extension set forth in Paragraph 1, above.

     4. If Landan exercises any of Landan’s Options by paying the exercise price in cash, the shares of stock that he would otherwise be entitled to receive as a result of the exercise shall

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be placed into escrow or a segregated account, the terms of which are acceptable to Mercury and Landan or be subject to some other form of security, the terms of which are acceptable to Mercury and Landan. The escrow, segregated account or other form of security will continue until Mercury has resolved any and all claims it may have against Landan (either directly or derivatively) or until the United States Securities and Exchange Commission has resolved any action it may take against Landan, whichever is later. At the time of exercise, Landan will pay to Mercury the amount of any tax obligations that Mercury incurs because of the exercise. Landan will not exercise any of Landan’s Options until the parties have reached agreement regarding the terms of escrow, segregated account or other form of security referred above to in this paragraph.

     5. If the Special Committee concludes that Landan’s Options are valid and enforceable, Landan will be permitted to exercise his stock options by the same methods available to employees of the Company (which may include broker-assisted same day sales), except as otherwise provided in this Amendment to Agreement. If Landan exercises any of Landan’s Options by means of a “same day sale,” the broker, who shall be reasonably pre-approved by Mercury, shall deliver to Mercury payment for the options. The broker will place the remaining proceeds from the sale and any unsold shares of stock into escrow or a segregated account, the terms of which are acceptable to Mercury and Landan or be subject to some other form of security, the terms of which are acceptable to Mercury and Landan. The escrow, segregated account or other form of security will continue until Mercury has resolved any and all claims it may have against Landan (either directly or derivatively) or until the United States Securities and Exchange Commission has resolved any action it may take against Landan, whichever is later. At the time of exercise, Landan will pay to Mercury the amount of any withholding tax obligations that Mercury incurs because of the exercise. The proceeds from the sale of the stock shall not be used to pay said tax obligations, unless Landan provides Mercury with a letter of credit of an equal amount in a form acceptable to Mercury or a security interest in funds of an equal amount in a form acceptable to Mercury. Landan will not exercise any of the

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Landan Options until the parties have reached agreement regarding the terms of escrow, segregated account or other form of security referred to above in this paragraph.

     6. Unless the parties have reached agreement on the following issues by March 15, 2006, the following issues will be resolved by arbitration between Landan and Mercury: 1) the amount that Landan should reimburse Mercury for the additional exercise price that would have been payable by Landan if the options he previously exercised (not including the options set forth in Paragraph 3 above) had been priced at the fair market value of the Mercury stock on the date of the grant and 2) the amount, if any, that Landan should receive for his accrued Personal Time Off and target bonus for 2005. The arbitration hearing , if required, will begin on August 1, 2006 or as soon thereafter as practical, and will be limited to the above-described issues in this paragraph, and Mercury and Landan would specifically reserve the right to bring claims against each other with respect to any other issue. The parties agree that claims with respect to any other issues will not be barred by res judicata or any other reason as a result of the arbitration. The arbitration will be conducted pursuant to the procedures set forth in Paragraph 18 of the November 1, 2005 Agreement. This paragraph supersedes Paragraph 9 of the November 1, 2005 Agreement, which is no longer valid or enforceable.

     7. This Amendment to Agreement in no way prejudices or restricts the right or power (a) of the Special Committee to find that the Landan Options are invalid or otherwise unenforceable or (b) the right of Landan to dispute, litigate or arbitrate the validity of any such finding.

     8. Nothing contained in this Amendment to Agreement shall be deemed as an admission by any party.

     9. This Amendment to Agreement shall not be deemed to constitute a waiver of any rights, claims or defenses of any of the parties, other than with respect to the exercise prices of the options set forth in Paragraph 3, above. The November 1, 2005 Agreement and this Amendment to Agreement do not constitute a release of any claims that either party may have

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against the other. Nothing in this amendment is intended to limit the parties’ existing arbitration rights, including but not limited to rights under the November 1, 2005 Agreement or Landan’s Employment Agreement, except as expressly set forth herein.

     10. This Amendment to Agreement can be modified only in writing signed by the parties. The Amendment to Agreement and the November 1, 2005 Agreement shall constitute the entire understanding between the parties concerning the subject matter of that Agreement and Amendment and supersedes and replaces all prior negotiations, proposed agreements, and agreements, written or oral, relating to this subject.

     11. Both parties agree to cooperate with the other in taking any steps required to finalize this Amendment to Agreement.

     12. Both parties have cooperated in the drafting and preparation of this Amendment to Agreement. Hence, in any construction to be made of this Amendment to Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

     13. This Amendment to Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument.

     14. In entering into this Amendment to Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

     15. Notice to Landan under this Amendment to Agreement may be effected by hand delivery to Landan’s attorney, Jonathan Cohen at Kirkpatrick & Lockhart Nicholson Graham LLP, Four Embarcadero Center, 10th Floor, San Francisco, CA 94111. Notice to Mercury may be effected by hand delivery to its attorney, Daniel Bookin at O’Melveny & Meyers, Embarcadero Center West, San Francisco, CA 94111.

     I have read the foregoing Agreement, and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

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MERCURY INTERACTIVE CORPORATION

By:	/s/ Clyde Ostler

Title:	Special Committee Chairman

Dated: 1/31/2006

AMNON LANDAN

By:	/s/ Amnon Landan

Dated: 1/30/2006

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